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                                                                     EXHIBIT 4.5

THIS CONVERTIBLE SUBORDINATED PROMISSORY NOTE AND THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

                             CARSDIRECT.COM, INC.

                   CONVERTIBLE SUBORDINATED PROMISSORY NOTE

                                                        Sherman Oaks, California
$490,000                                                      September 28, 1999

     FOR VALUE RECEIVED, CarsDirect.com, Inc., a Delaware corporation (the "Company") hereby promises to pay to GBJ Holdings, a Delaware limited liability company (the "Holder") the principal sum of Four Hundred Ninety Thousand Dollars ($490,000), plus interest on the unpaid and unconverted principal balance from the date hereof until paid or converted in accordance with the terms hereof at a rate of 3% per annum payable on the Maturity Date referred to below, subject to the terms and provisions below. If (i) the Holder has not converted all outstanding principal and interest into the Series C Preferred Stock of the Company in accordance with Section 2 hereof by September 28, 2003 or (ii) the designee of Holder ("Holder's Designee") ceases to be a director of the Company by virtue of his/her resignation, his/her decision not to stand for election or removal for cause, the Company shall be obligated to pay all outstanding principal and accrued interest on this Promissory Note to Holder on the Maturity Date. For purposes hereof, the Maturity Date shall mean the earlier of (x) September 28, 2003, or (y) the date Holder's Designee ceases to be a director of the Company because of any of the events set forth in clause (ii) above; furthermore, for purposes hereof, "his/her resignation" and "his/her decision not to stand for election" shall not include his/her death or permanent disability.

     This Promissory Note is issued in connection with that certain Series C Preferred Stock and Note Purchase Agreement, dated as of September 20, 1999 (the "Purchase Agreement"), by and between the Company and the Holder. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement, unless the context otherwise requires.

     Section 1. Payment. All payments of principal and interest made in
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accordance with this Promissory Note are to be made by check in immediately available United States funds at the address of the Holder as indicated in the Purchase Agreement, or at such other address as the Holder may designate from time to time by written notice to the Company.

     No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right of the Holder, nor shall any delay, omission or waiver of any one occasion be deemed a bar to or waiver of the same or any other right or any other occasion.
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The Company and every endorser and guarantor of this Promissory Note regardless of the time, order or place of signing hereby waives presentment, demand, protest and notice of every kind, and assents to any extension or postponement of the time for payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person or entity primarily or secondarily liable.

     Interest payable under this Promissory Note shall be calculated on the basis of actual number of days elapsed over a year of 360 days. All payments received by the Holder hereunder will be applied first to interest and the balance to principal.

     Section 2. Conversion.

          2.1  Conversion into Preferred Stock. In accordance with the
               -------------------------------
provisions of Section 2.2 hereof, the Holder shall be deemed to have elected to convert $122,500 of the then unpaid principal amount of this Promissory Note, together with any accrued but unpaid interest thereon, into Series C Preferred Stock of the Company upon each of September 28, 2000, September 28, 2001, September 28, 2002 and September 28, 2003 (each, a "Conversion Date") (unless the Company receives a written request from the Holder at least 30 days prior to each such respective Conversion Date that the conversion of such $122,500 principal amount and any accrued but unpaid interest thereon not occur, in which case the conversion on the applicable Conversion Date or any other Conversion Date (including as described in the next sentences) will not under any circumstances occur). On April 30, 2002 (a "Conversion Date") the then entire unpaid principal amount of this Promissory Note together with any accrued but unpaid interest thereon, shall be automatically converted into Common Stock of the Company if prior to April 30, 2000, the Company shall have consummated an initial public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of the Company's Common Stock to the public with gross proceeds to the Company of not less than $20 million at a per share price of at least $7.00 (an "IPO") (unless the company receives a written request from the Holder at least 30 days prior to the closing of such IPO that such conversion not occur, in which case such conversion will not under any circumstances occur). If the Company shall have consummated an IPO following April 30, 2000 and prior to August 31, 2001, then, two years following the closing of such IPO (a "Conversion Date") the then entire unpaid principal amount of this Promissory Note together with any accrued but unpaid interest thereon, shall be automatically converted into Common Stock of the Company (unless the Company receives a written request from the Holder at least 30 days prior to such Conversion Date that such conversion not occur, in which case such conversion will not under any circumstances occur). Any conversion effected pursuant to this Section 2.1 shall be at a rate which shall be equal to the quotient obtained by dividing (x) the principal amount of this Promissory Note and any accrued but unpaid interest by (y) $2.86294 (as adjusted for any recapitalizations, stock dividends, stock splits and the like) (the "Conversion Price").

          2.2  Mechanics and Effect of Conversion. No fractional shares of
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Series C Preferred Stock will be issued upon any conversion of this Promissory
Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder that amount of the unconverted amount due under of this Promissory Note in cash. Upon any conversion of this Promissory Note pursuant to this Section 2, interest on the principal amount of this Promissory Note so converted shall cease to accrue, and the Company will at its own expense as soon as practicable

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thereafter, issue and deliver to the Holder, a certificate or certificates for the number of shares of Series C Preferred Stock to which the Holder is entitled upon such conversion, together with a check for immediately available funds payable to the Holder for any cash amounts payable to Holder. Upon conversion of the entire principal amount of this Promissory Note, the Holder shall surrender this Promissory Note, duly endorsed, at the principal offices of the Company or any transfer agent for the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to the Holder, a certificate or certificates for the number of shares of Series C Preferred Stock to which the Holder is entitled upon such conversion, together with a check for immediately available funds payable to the Holder for any cash amounts payable to Holder. Upon any conversion of the entire principal amount of, and accrued interest under, this Promissory Note, the Company will be forever released from all of its obligations and liabilities under this Promissory Note with regard to the entire principal amount plus all accrued interest hereunder, including, without limitation, the obligation to pay such principal amount and accrued interest.

          2.3  Adjustment to Number and Type of Securities and Exercise Price.
               --------------------------------------------------------------
The type and number of securities of the Company issuable upon conversion of this Promissory Note are subject to adjustment as set forth below:

               (a)  Adjustment for Stock Splits, Stock Dividends,
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Recapitalizations, Conversion, etc. The number and type of securities and/or
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other property issuable upon conversion of this Promissory Note shall be appropriately and proportionately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization, (including without limitation conversion of Series C Preferred Stock to another class of securities), or other similar event affecting the number or character of outstanding shares of Series C Preferred Stock, so that the number and type of securities and/or other property issuable upon conversion of this Promissory Note shall be equal to that which would have been issuable with respect to the number of shares of Series C Preferred Stock subject hereto at the time of such event, had such shares of Series C Preferred Stock then been outstanding.

               (b)  Adjustment for Reorganization, Consolidation, Merger, etc.
                    ---------------------------------------------------------
In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a "Reorganization"), then, in each case, the Holder of this Promissory Note, on conversion hereof at any time after the consummation or effective date of such Reorganization shall receive, in lieu of the Series C Preferred Stock issuable on such conversion prior to the date of such Reorganization, the stock and other securities and property (including cash) to which such holder would have been entitled upon the date of such Reorganization if such Holder had converted this Promissory Note immediately prior thereto.

     Section 3. Events of Default. If any of the following events shall occur,
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the entire unpaid principal and accrued interest on the Promissory Note shall be immediately due and payable:

               (a) The institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under

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the Federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official, of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company in furtherance of any such action; or

               (b) If, within sixty (60) days after the commencement of an action against the Company seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

               (c) The Company fails to pay any principal or interest hereunder when due pursuant to the terms of this Promissory Note; or

               (d) The Company shall be in material default under the terms of any other bond, debenture, note or other evidence of indebtedness, which default shall not have been cured.

     Section 4. Subordination of Indebtedness.
                -----------------------------

          4.1   Subordination. The indebtedness evidenced by this Promissory
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Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all indebtedness of the Company, or with respect to which the Company is a guarantor, to banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions or other lending institutions regularly engaged in the business of lending money, which is for money borrowed, or purchase or leasing of equipment in the case of lease or other equipment financing, by the Company, whether or not secured ("Senior Indebtedness").

          4.2   Further Assurances. By acceptance of this Promissory Note, the
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Holder agrees to execute and deliver customary forms of subordination agreement requested from time to time by holder(s) of Senior Indebtedness, and as a condition to the Holder's rights hereunder, Company may require that Holder execute such forms of subordination agreement.

          4.3   Other Indebtedness. No indebtedness which does not constitute
                ------------------
Senior Indebtedness shall be senior in any respect to the indebtedness represented by this Promissory Note.

          4.4   Subrogation. Subject to the payment in full of all Senior
                -----------
Indebtedness, the Holder of this Promissory Note shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 4) to receive payments and distributions of assets of Company applicable to the Senior Indebtedness. For purposes of such subrogation, no payments or distributions to the holder(s) of Senior Indebtedness to which the Holder would be

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entitled except for the provisions of this Section 4 shall, as between Company and its creditors, other than the holder(s) of Senior Indebtedness and the Holder, be deemed to be a payment by Company to or on account of the Senior Indebtedness.

          4.5   No Impairment. Subject to the rights, if any, of the holder(s)
                -------------
of Senior Indebtedness under this Section 4 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Promissory Note and the other restrictions set forth in this Section 4, nothing contained in this Section 4 shall impair, as between Company and Holder, the obligation of Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable or shall prevent the Holder, upon the occurrence of an Event of Default as described in Section 3 hereof hereunder from exercising all rights, powers and remedies provided herein or by applicable law.

          4.6   Holder's Waivers. Holder hereby expressly waives for the benefit
                ----------------
of the holder(s) of Senior Indebtedness (i) all notices not specifically required pursuant to the terms of this Note whatsoever, including without limitation any notice of the incurrence of Senior Indebtedness; (ii) any claim which Holder may now or hereafter have against a holder of Senior Indebtedness arising out of any and all actions which a holder of Senior Indebtedness in good faith, takes or omits to take with respect to the Senior Indebtedness (including, without limitation, (A) actions with respect to the creation, perfection or continuation of liens in or on any collateral security for the Senior Indebtedness, (B) actions with respect to the occurrence of an event of default under any Senior Indebtedness, (C) actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the collateral security for the Senior Indebtedness and (D) actions with respect to the collection of any claim for all or any part of the Senior Indebtedness or the valuation, use, protection or release of any collateral security for the Senior Indebtedness).

     Section 5. Miscellaneous.
                -------------

          5.1   Titles and Subtitles. The titles and subtitles used herein are
                --------------------
for convenience only and are not to be considered in construing or interpreting this Promissory Note.

          5.2   Notices. Unless otherwise provided, any notice required or
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permitted under this Promissory Note shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, upon delivery by facsimile transmission, or upon the fifth business day after deposit with the United States Post Office, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party.

          5.3   Highest Lawful Rate. Anything in this Promissory Note to the
                -------------------
contrary notwithstanding, the Company shall never be required to pay interest on this Promissory Note at a rate in excess of the Highest Lawful Rate (as hereinafter defined), and if the effective rate of interest which would otherwise be payable under this Promissory Note would exceed the Highest Lawful Rate, or if the maturity of this Promissory Note is accelerated for any reason before the Maturity Date, or in the event of voluntary prepayment by the Company hereof, or if the Holder shall otherwise receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Promissory Note to a rate in

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excess of the Highest Lawful Rate, then (a) the amount of interest which would otherwise be payable under this Promissory Note shall be reduced to the amount allowed under applicable law, and (b) any interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be credited to the principal of this Promissory Note. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Holder under this Promissory Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made, to the extent permitted by applicable usury laws (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of this Promissory Note all interest at any time contracted for, charged or received by the Holder in connection herewith. "Highest Lawful Rate" shall mean the maximum rate of interest which the Holder is permitted by applicable law to contract for, charge or receive and as to which the Company could not successfully assert a claim or defense of usury.

          5.4   Amendments and Waivers. Any term of this Promissory Note may be
                ----------------------
amended and the observance of any term of this Promissory Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this subsection 5.4 shall be binding upon the Holder of this Promissory Note, each future holder of all such securities and the Company.

          5.5   Severability. If one or more provisions of this Promissory Note
                ------------
are held to be unenforceable under applicable law, such provision shall be excluded from this Promissory Note, and the remaining provisions of this Promissory Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with their terms, with the effect of the excluded provision being taken into consideration and the remaining terms construed in accordance with the intent of this Promissory Note.

          5.6   Governing Law. This  Promissory Note shall be governed by and
                -------------
construed and enforced in accordance with the internal laws of the State of California.

                 [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, this Convertible Subordinated Promissory Note has been duly executed and delivered under its corporate seal as of the date first above written.

                                        CARSDIRECT.COM, INC.
                                        a Delaware corporation

                                        By:        /s/ Scott Painter
                                            --------------------------------
                                            Name:
                                            Title:

                                        Address: 4312 Woodman Avenue, 3rd Floor
                                                 Sherman Oaks, CA  91423


ACCEPTED AND AGREED


GBJ HOLDINGS, LLC


By:   /s/ Joel S. Beckman
    --------------------------
    Joel S. Beckman
    Member

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